Exhibit (d)(a)(6)
Schedule A

ANNUAL INVESTMENT ADVISORY FEE
PORTFOLIO	(as a percentage of average daily net assets)
International Value	0.65% of first $4 billion
Mid-Cap Equity	0.63% on excess
(formerly called Mid-Cap Value Portfolio)

International Small-Cap	0.85% of first $1 billion
0.82% of next $1billion
0.79% of next $2 billion
0.77% of excess

Diversified Research	0.70% of first $100 million
0.66% on next $900 million
0.63% on next $3 billion
0.61% on excess

Equity	0.45% of first $4 billion
Multi-Strategy	0.43% on excess
Main Street® Core

American Funds® Growth-Income	0.75% of first $1 billion
American Funds® Growth	0.72% of next $1billion
Floating Rate Loan	0.69% of next $2 billion
Small-Cap Value	0.67% of excess
Small-Cap Equity

Technology	0.90% of first $1 billion
Health Sciences	0.87% of next $1billion
0.84% of next $2 billion
0.82% of excess

Short Duration Bond	0.40% of first $4 billion
Diversified Bond	0.38% on excess
Managed Bond Inflation Managed High Yield Bond

Growth LT	0.55% of first $4 billion
0.53% on excess

Focused 30	0.75% of first $100 million
Large-Cap Growth	0.71% on next $900 million
Comstock	0.68% on next $3 billion
0.66% on excess

Small-Cap Growth	0.60% of first $4 billion
0.58% on excess

International Large-Cap	0.85% of first $100 million
0.77% on next $900 million
0.75% on next $3 billion
0.73% on excess

Equity Index	0.05% of first $4 billion
0.03% on excess

Small-Cap Index	0.30% of first $4 billion
0.28% on excess

Emerging Markets	0.80% of first $4 billion
0.78% on excess

Money Market	0.20% of first $250 million
0.15% of next $250 million
0.10% of next $3.5 billion
0.08% on excess

Large-Cap Value	0.65% of first $100 million
0.61% on next $900 million
0.58% on next $3 billion
0.56% on excess

ANNUAL INVESTMENT ADVISORY FEE
PORTFOLIO	(as a percentage of average daily net assets)
Mid-Cap Growth	0.70% of first $4 billion
0.68% on excess

Real Estate	0.90% of first $100 million
0.82% on next $900 million
0.80% on next $3 billion
0.78% on excess

Floating Rate Loan	0.75% of first $1 billion
0.72% on next $1 billion
0.69% on next $2 billion
0.67% on excess

Long/Short Large-Cap	1.00% on the first $100 million
0.98% on excess
EFFECTIVE: MAY 1, 2008
IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below on the date written above.

Pacific Life Fund Advisors LLC

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa	By: Name:	/s/ Laurene E. MacElwee Laurene E. MacElwee
Title:	VP, Fund Advisor Operations	Title:	AVP, Fund Advisor Compliance & Assistant Secretary

Pacific Select Fund

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President